EXHIBIT 99.1

Contact:	Scott J. Bowman
Senior Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT SPORTS ANNOUNCES PLANNED TRANSITION OF MICKEY NEWSOME FROM EXECUTIVE CHAIRMAN TO NON-EXECUTIVE CHAIRMAN

BIRMINGHAM, Ala. (October 17, 2013) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced that effective February 2, 2014, Mickey Newsome will transition from his current position as Executive Chairman and employee of the Company to non-executive Chairman. The Company also announced that Jeff Rosenthal, President and Chief Executive Officer, has been appointed to the Board of Directors, effective immediately, thereby increasing the size of the Board to ten members.

Mickey Newsome stated, "It has been my life's work and privilege to lead Hibbett Sports for the past 48 years as well as to bring many of the world's leading brands to the communities we serve. The end of this fiscal year is an appropriate time for me to transition from my day-to-day executive duties to my responsibilities as non-executive Chairman. I'm confident that the team, under Jeff's leadership, will continue to deliver the growth, customer service, associate development and strong shareholder returns that we have all come to expect from Hibbett. I'm pleased that Jeff's many contributions have been recognized with his appointment to the Board."

Al Yother, Lead Director of Hibbett Sports, added, "On behalf of a grateful Board and over 7,500 associates, I'd like to thank Mickey for his leadership, commitment and vision. As part of the Company's ongoing succession planning, he has assembled what we believe is the best and most talented team in the sporting goods industry.  From 13 stores in 1980 to over 890 today, he has led Hibbett Sports through a tremendous period of growth and exceptional standing within the vendor, landlord and investment communities. We are confident in the Company's continued success under Jeff's leadership and I look forward to working with both of them on the Board of Directors."

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the Southeast, Southwest, Mid-Atlantic and the lower Midwest regions of the United States.  The Company's primary store format is Hibbett Sports, a 5,000-square-foot store located in strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding our growth, customer service and associate development.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on April 1, 2013 and in our Quarterly Reports on Form 10-Q filed on June 10, 2013 and September 9, 2013. In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

END OF EXHIBIT 99.1